EXHIBIT 99.1
U S WEST, Inc.
7800 East Orchard Road
Englewood, CO  80111
303 793-6500

NEWS RELEASE

Release Date:           April 10, 1995

Contacts:               Lois Leach:     303-793-6355
			Steve Lang:     303-754-5441


       U S WEST PLANS TO CREATE TWO CLASSES OF COMMON STOCK

	- Will track 14-state telecommunications business separately from multimedia businesses -

		     - Dividend not affected -

       - U S WEST remains a consolidated corporate entity -

	ENGLEWOOD, Colo. -- U S WEST (NYSE: USW) today said its board of directors has approved a plan to create two classes of common stock, one that will track the performance of the company's 14-state telecommunications business, and one that will track the performance of its multimedia businesses.

	The plan will be implemented through a tax-free stock distribution that allows current shareowners to continue holding the same level of economic interest in the company.

HOW IT WILL WORK

	Under the plan, there will be two "targeted" stocks in U S WEST, which will trade separately on the New York Stock
Exchange. U S WEST is not spinning off any businesses.

	Current shares of U S WEST stock will be redesignated as shares tracking the performance of U S WEST's in-region telecommunications business, and will be known as U S WEST Communications Group. The company intends that this group will continue to pay the quarterly cash dividend (currently 53.5 cents).

	Owners of U S WEST stock on the record date of the transaction will receive a one-time stock distribution of a new share for every share they own of U S WEST. These will be U S WEST MediaVision Group shares, and will track the performance of U S WEST's multimedia, wireless, directory and international assets. These shares will pay no dividend.

	Because the plan will not change the way U S WEST issues debt, the company does not expect changes in its credit ratings.

	The company intends to file a proxy with the U.S. Securities and Exchange Commission this spring. A final proxy will be sent to shareowners toward the end of the summer, and they will be asked to approve it at a special meeting in the fall. If the proposal is approved, the new classes of stock would begin trading shortly thereafter.

WHY IT'S NEEDED

	"We have received wide recognition and support for our long-term strategy," said Richard D. McCormick, U S WEST chairman and chief executive officer. "But we have felt for some time that the financial market is undervaluing our stock.

	"This is because our growth strategy has resulted in a mix of assets with differing characteristics. On one hand, we have the U S WEST Communications Group, a profitable, stable, highly focused, well-managed telecommunications company with strong earnings and available cash flow, located in an excellent region," McCormick said.

	"On the other hand, we have our MediaVision Group businesses, which are superbly positioned to benefit from the worldwide growth in electronic commerce made possible by advanced networks. But they differ markedly from the telephone business, both in their fundamentals and in the indicators the financial community uses to measure value.

	"We understand that investors have differing needs and expectations. We believe that creating targeted stocks will help them realize full value from the company's long-term strategy, while at the same time enhancing our financial flexibility. Because we are not creating separate companies, we will continue to profit from the combined strategic benefits of being a single corporation," McCormick said.

	"And this method of recapitalizing our business will bring other benefits, including incentives more directly tied to shareowner returns and greater marketplace focus in our individual units," McCormick said.

DESCRIPTIONS OF THE "TARGETED" BUSINESSES

	U S WEST Communications Group, headed by Gary Ames, who is currently president and chief executive officer of the existing
U S WEST Communications Group:

	This targeted stock will reflect the value in U S WEST's
14-state telecommunications business. The group provides a full range of communications solutions to more than 25 million business, residence and government customers in 14 Western and Midwestern states.

	This includes advanced communications services such as Caller ID and Voice Messaging and has plans for wireless and multimedia video networks. The company also provides advanced data and video services through its !NTERPRISE Networking Services division.

	U S WEST MediaVision Group, headed by Chuck Lillis, who is currently president and chief executive officer of the U S WEST
Diversified Group. This targeted stock will include:

	- The U S WEST Multimedia Group, which manages U S WEST's entry into domestic broadband markets outside the U S WEST
Communications states, including the company's investment in Time Warner Entertainment and its ownership of cable properties in the Atlanta area.

	- The U S WEST NewVector Group, which provides wireless services to a rapidly growing base of more than a million customers, and 11 PCS licenses won earlier this year in a partnership known as PCS PrimeCo.

	- The U S WEST Marketing Resources Group, which connects buyers and sellers through telephone directories (including the Yellow Pages), database marketing and new-media services, such as U S Avenue, CityKey and GOtv.

	- The U S WEST International Group, which provides advanced communications and entertainment services to more than 1.8 million customers in 15 rapidly expanding markets around the world. The group includes TeleWest, the largest provider of combined cable and phone services in the U.K., and Mercury One-
2-One, the world's first commercial personal communications service, also in the U.K.

	Dick Callahan, executive vice president of U S WEST and president and CEO of the U S WEST International Group, will report to McCormick for international development activities and to Lillis for International Group operations.

SUMMARY

	"We have three main goals in taking this step," McCormick said. "First, we want shareowners to be able to capture the full value in our business. Second, we want to increase our flexibility to grow in the future. Third, we want to remain a consolidated corporate entity because we believe that's the best way to execute our long-term strategy.

	"This method of recapitalizing our business allows us to continue capturing synergies between the groups, even as we make it possible for investors to identify which parts of our business are most attractive to them," McCormick said.

	U S WEST is in the connections business, helping customers share information, communications and entertainment services in local markets worldwide.

				  ###